Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND AMONG

SMTEK, INC.,

JOLT TECHNOLOGY, INC.,

SMTEK NEW ENGLAND, INC.,

SMTEK SANTA CLARA, INC.,

TECHNETICS, INC.,

AND

WELLS FARGO BUSINESS CREDIT, INC.

September  19, 2003

2

3

4

5

CREDIT AND SECURITY AGREEMENT

Dated as of September 19, 2003

This CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of September 19, 2003, is entered into by and among SMTEK, INC., a California corporation (“SI”), JOLT TECHNOLOGY, INC., a Delaware corporation (“Jolt”), SMTEK NEW ENGLAND, INC., a Massachusetts corporation (“SNEI”), SMTEK SANTA CLARA, INC., a California corporation (“SSCI”), TECHNETICS, INC., a California corporation (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lender enter into financing arrangements with the Borrowers pursuant to which the Lender may make loans and provide other financial accommodations to the Borrowers; and

WHEREAS, Borrowers are wholly-owned Subsidiaries of SMTEK International, Inc., a Delaware corporation (“Parent”), and Borrowers are inter-related entities which, collectively constitute an integrated business; and

WHEREAS, the directors of each Borrower view the entities as sufficiently dependent upon each other and so inter-related that any advance made hereunder to any Borrower would benefit all of the Borrowers as a result of their consolidated operations and identity of interests; and

WHEREAS, each Borrower has requested that the Lender treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other hereunder;

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means all of each Borrower’s accounts, as such term is defined in the UCC, including each and every right of the such Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the such Borrower or by some other person who subsequently transfers such person’s interest to each Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which each Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Administrative Borrower” has the meaning specified in Section 9.15.

“Advance” means a Revolving Advance, a CapEx Advance, or a Term Advance.

“Affiliate” or “Affiliates” means the Guarantors, SMTEK Thailand Ltd., an entity organized under the laws of Thailand, and any other Person controlled by, controlling or under common control with any Borrower, including any Subsidiary of any Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Credit Limit” means Twelve Million Three Hundred Thousand Dollars ($12,000,000).

“Agreement” means this Credit and Security Agreement.

“Applicable Percent” means fifteen percent (15%), provided that such percentage shall be reduced by one (1) percentage point on December 31, 2003 and on the last day of each of Borrowers’ fiscal quarters thereafter until such percentage equals ten percent (10%).

“Availability” means the difference of (i) the Borrowing Base and (ii) the sum of (A) the outstanding principal balance of all Revolving Advances and (B) the L/C Amount.

“Availability Reserve” means as of any date of determination, (a) the Dilution Reserve, plus (b) such amount or amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Advances which would otherwise be available to Borrower under the lending formula(s) provided for herein:  (i) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (1) the Collateral or its value, (2) the assets, business or prospects of Borrower, or (3) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (ii) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (iii) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Banking Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBO Rate Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Base Rate” means the rate of interest publicly announced from time to time by Wells Fargo Bank at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

“Book Net Worth” means the aggregate of the common and preferred stockholders’ equity in Parent and its Subsidiaries, determined in accordance with GAAP.

“Borrowing Base” means at any time the lesser of:

(a)                                  the Maximum Line; or

(b)                                 subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)                                     85% of Eligible Accounts, plus

(ii)                                  the lesser of:

(A)                              $2,000,000, or

(B)                                the sum of:

(1)                                  the lesser of (X) $100,000 or (Y) the Applicable Percent of Eligible Inventory located at 6801 NW 15th Avenue, Ft. Lauderdale, Florida; plus

(2)                                  the Applicable Percent of Eligible Inventory located at all other locations; plus

(3)                                  the Applicable Percent of Eligible Slow Moving Inventory, less the Slow Moving Inventory Reserve, which amount shall not be less than zero;

and minus

(iii)                               all Availability Reserves.

“CapEx Advance” has the meaning specified in Section 2.10.

“CapEx Note” means the Borrowers’ promissory note, payable to the order of the Lender in substantially the form of Exhibit C hereto and any note or notes issued in substitution therefore or supplement thereto.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchases or other acquisition of any capital asset, or the lease of any other asset, or the purchase or construction of assets, or improvements or additions thereto, which are capitalized on the Parent and its Subsidiaries’ balance sheet whether payable currently or in the future.

“Change of Control” means the occurrence of any of the following events:

(a)                      any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty one percent (51%) of the voting power of all classes of voting stock of Parent.

(b)                     During any consecutive two-year period, individuals, or their successors reasonably acceptable to the Lender, who at the beginning of such period constituted the board of Directors of each Borrower and Parent (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owner of each Borrower and Parent, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of each Borrower and Parent then in office.

(c)                      Senior Management, or their successors reasonably acceptable to the Lender, shall cease to actively manage the Borrowers’ day-to-day business activities, or the appointment of a Chapter 11 Trustee, and Examiner with expanded powers or a Responsible Person not reasonably acceptable to Lender.

(d)                     Any Borrower ceased to be owned one hundred percent (100%) by Parent.

“Collateral” means (a) all of each Borrower’s current and hereafter acquired or arising personal property and other assets, including, without limitation, the following types or items of property: Accounts, chattel paper, deposit accounts, documents,

Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of each Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing; and (b) all personal property or other assets of any Guarantor or other Person at any time subject to a Lien in favor of Lender granted in connection with this Agreement.

“Collateral Account” means the “Lender Account” as defined in the Lockbox and Collection Account Agreement.

“Commitment” means the Lender’s commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility being made available to the Borrowers by the Lender under Article II.

“Current Maturities of Long Term Debt” means as of a given date, the amount of the Parent and its Subsidiaries’ long-term debt and capitalized leases which will become due during the twelve (12) month period beginning on the designated date.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means the ratio of (i) the sum of (A) Funds from Operations and (B) Interest Expense minus (C) unfinanced Capital Expenditures to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the first day of any month during which a Default or Event of Default has occurred and ending on the date the Lender notifies the Borrowers in writing that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to three (3) percentage points over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior three months, that is the result of dividing the U.S. Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) the Borrowers’ gross billings with respect to the Accounts during such period (excluding extraordinary items).

“Dilution Reserve” means, as of any date of determination, the product of (a) the number of percentage points (or fraction thereof) by which Dilution with respect to all Accounts is in excess of five percent (5%), by (b) the amount of all Accounts.

“Director” means, with respect to any Person, a director if such Person is a corporation, a governor if such Person is a limited liability company, or a general partner if such Person is a partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the IRC.

“Earnings Before Taxes” means from operations but including extraordinary losses.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)                                     Accounts unpaid ninety (90) days or more after the invoice date;

(ii)                                  Accounts that are disputed (only to the extent of the dispute) or subject to a claim of offset or a contra account unless supported by a waiver of non-offset letter in form and substance satisfactory to Lender in its sole discretion;

(iii)                               Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by a Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)                              Accounts constituting (A) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (B) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)                                 Accounts owed by account debtors located in any state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such account debtor in the courts or through any judicial process of such state, unless the Borrower to whom such Account is owed has qualified to do business in such state, or has filed a notice of business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

(vi)                              Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrowers have provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vii)                           Accounts owed by an account debtor located outside the United States and Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)                        Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)                                Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of any Borrower;

(x)                                   Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi)                                Accounts that have been restructured, extended, amended or modified if such restructure, extension, amendment, or modification causes a reaging of such Account;

(xii)                             Accounts that constitute advertising, finance charges, service charges or sales or excise taxes;

(xiii)                          Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds 15% of the aggregate amount of all Eligible Accounts, provided, however, with respect to Accounts owed by [Philips Electronics] and [Mykotronx, Inc.] (including their respective affiliates), such percentage shall be twenty percent (20%);

(xiv)                         Accounts owed by an account debtor, regardless of whether otherwise eligible, if thirty-five percent (35%) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (xi) above; and

(xv)                            Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Equipment” means all manufacturing machinery of any Borrower located at any of the Permitted Equipment Locations, which has been appraised by an appraiser selected by the Borrowers and satisfactory to Lender pursuant to an appraisal upon which Lender is expressly permitted to rely; but excluding any Equipment having any of the following characteristics:

(i)                                     Obsolete items or Equipment that is damaged, defective, or destroyed;

(ii)                                  Equipment that is subject to a security interest or lien in favor of any person other than Lender; and

(iii)                               Equipment which is purchased in anticipation of a CapEx Advance.

“Eligible Inventory” means all Inventory of each Borrower, valued at the lower of cost or market value as determined in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i)                                     Inventory that is: in-transit; located at any warehouse, job site or other premises other than the Permitted Inventory Locations; located outside of the states, or localities, as applicable, in which the Lender has filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender in form and substance satisfactory to the Lender;

(ii)                                  Supplies, packaging, maintenance parts, fabricated parts or sample Inventory;

(iii)                               Inventory that is damaged or not currently saleable in the normal course of the Borrowers’ operations;

(iv)                              Inventory that any Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(v)                                 Inventory that is perishable or live;

(vi)                              Inventory manufactured by any Borrower pursuant to a license unless the applicable licensor has agreed in writing, on terms satisfactory to Lender, to permit the Lender to exercise its rights and remedies against such Inventory;

(vii)                           Inventory that is subject to a Lien in favor of any Person other than the Lender;

(viii)                        Slow Moving Inventory; and

(ix)                                Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Slow Moving Inventory” means Inventory which does not qualify as Eligible Inventory solely because it is Slow Moving Inventory as determined by the Lender in its commercially reasonable discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means each Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrowers.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Availability” means the amount, as determined by Lender, calculated at any time, equal to: Availability minus the sum of: (a) the aggregate amount of all trade payables and other obligations of each Borrower which are more than sixty (60) days past the due date as of such time, plus (b) the book overdraft of each Borrower.

“Existing Lender” means Comerica Bank.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Base Rate plus the applicable Margin, which interest rate shall, in each case, change when and as the Base Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funding Date” has the meaning given in Section 2.1.

“Funds From Operations” means for a given period, the sum of (i) Net Income less taxes paid, (ii) depreciation and amortization, (iii) deferred income taxes, and (iv) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means each of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use any Borrower’s name, and the goodwill of each Borrower’s business.

“Guarantor” means collectively, Parent and any other Person now or hereafter guarantying the Obligations.

“Guaranties” means (a) that certain Guaranty and Security Agreement, of even date herewith, by Parent in favor of the Lender, (b) that certain Guaranty and Security Agreement, of even date herewith, by Technetics in favor of the Lender, and (c) other guaranties or pledges of assets at any time made in favor of the Lender with respect to the Obligations, as the same may be amended, modified, supplemented or replaced from time to time.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IRC” means the Internal Revenue Code of 1986.

“Infringe” means when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intangible Assets” means all intangible assets as determined in accordance with GAAP and including Intellectual Property Rights, goodwill, accounts due from Affiliates, Directors, Officers or employees, prepaid expenses, deposits, deferred charges or treasury stock or any securities or Debt of any Borrower or any other securities unless the same are readily marketable in the US or entitled to be used as a credit against federal income tax liabilities, non-compete agreements and any other assets designated from time to time by the Lender, in its sole discretion.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, Parent and its Subsidiaries’ total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Period” means relative to any LIBO Rate Advance, the period beginning on (and including) the date on which such LIBO Rate Advance is made, or continued as, or converted into, a LIBO Rate Advance pursuant to Section 2.2(a), Section 2.3(a) or Section 2.3(b) and shall end on (but exclude) the day which numerically corresponds to such date one (1), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Banking Day of such month), as the Borrowers may select in their relevant notice pursuant to Section 2.2(a), Section 2.3(a) or Section 2.3(b); provided, however, that:

(a)                      no more than three (3) different Interest Periods may be outstanding at any one time;

(b)                     if an Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day (unless such next following Banking Day is the first Banking Day of a month, in which case such Interest Period shall end on the next preceding Banking Day);

(c)                      no Interest Period applicable to an Advance may end later than the Maturity Date; and

(d)                     in no event shall the Borrowers select Interest Periods with respect to Advances which, in the aggregate, would require payment of funding losses under Section 2.3(d) in order to make required principal payments.

“Inventory” means all of each Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of each Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Issuer” means the issuer of any Letter of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

“LIBO Base Rate” means with respect to an Interest Period, the rate per annum equal to the rate (rounded up to the nearest one eighth of one percent (1/8%)) determined by the Lender in accordance with Section 2.3(c) to be a rate at which United States Dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period.

“LIBO Rate” means with respect to an Interest Period, the rate obtained by adding (a) the applicable Margin to (b) the rate obtained by dividing (i) the applicable LIBO Base Rate by (ii) a percentage equal to one (1.00) minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to LIBO Rate Advances.

“LIBO Rate Advance” means any Advance which bears interest at a rate determined by reference to a LIBO Rate.

“Letter of Credit” has the meaning specified in Section 2.5.

“Licensed Intellectual Property” has the meaning given in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Pay-Off Letter, the Guaranty, the Security Documents, and any other documents relating to, or entered into in connection with, the Credit Facility, as the same may be amended, modified, supplemented or replaced from time to time.

“Lockbox” has the meaning given in the Lockbox and Collection Account Agreement.

“Lockbox and Collection Account Agreement” means the Lockbox and Collection Account Agreements, each of even date herewith, by and between each Borrower, Wells Fargo Bank and the Lender, as the same may be amended, modified, supplemented or replaced from time to time.

“Margin” means an amount determined pursuant to Section 2.13(b) that is added to other amounts to determine the Floating Rate and the LIBO Rate.

“Material Adverse Effect” means any of the following:

(i)                                     a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of any Borrower;

(ii)                                  a material adverse effect on the ability of any Borrower to perform its obligations under the Loan Documents;

(iii)                               a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)                              any claim against any Borrower or imminent threat of litigation which if determined adversely to such Borrower would cause such Borrower to be liable to pay an amount exceeding $100,000 or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means September 19, 2006.

“Maximum Line” means Ten Million Dollars ($10,000,000).

“Minimum Interest Charge” has the meaning given in Section 2.13(c).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax and/or dividend net income from continuing operations (excluding extraordinary income and any income attribute to forgiveness of debt) as determined in accordance with GAAP.

“Note” means the Revolving Note, the CapEx Note or the Term Note, and “Notes” means the Revolving Note, the CapEx Note and the Term Note.

“Obligation of Reimbursement” has the meaning given in Section 2.7(a).

“Obligations” means all of the Advances, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which any Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of any Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of any Borrower arising under any Credit Document or guaranty between any Borrower and the Lender, whether now in effect or hereafter entered into.

“Officer” means with respect to any Person, an officer if such Person is a corporation, a manager if such Person is a limited liability company, or a partner if such Person is a partnership.

“Owned Intellectual Property” has the meaning given in Section 5.11(a).

“Owner” means with respect to a Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower or a right to acquire such an interest.

“Parent” has the meaning specified in the Recitals to this Agreement.

“Patent and Trademark Security Agreement” means the Patent Security Agreement by SI in favor of the Lender of even date herewith or by any other Borrower or Guarantor in favor of Lender at any time executed in connection with this Agreement.

“Pay-Off Letter” means a letter, in form and substance satisfactory to Lender, from Existing Lender to the Borrowers and the Lender setting forth, among other things, the amounts necessary to repay in full all of the obligations of the Borrowers owing to Existing Lender (other than contingent obligations which by their terms survive repayment of such obligations), and providing authorization from Existing Lender to Lender to obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Borrowers.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Equipment Locations” means 200 Science Drive, Moorpark, California, 3240 Scott Blvd., Santa Clara, California, and 274 Cedar Hill Road, Marlborough, Massachusetts.

“Permitted Lien” has the meaning given in Section 6.3(a).

“Permitted Inventory Locations” means 200 Science Drive, Moorpark, California, 3240 Scott Blvd., Santa Clara, California, 274 Cedar Hill Road, Marlborough, Massachusetts, and 6801 NW 15th Avenue, Ft. Lauderdale, Florida, or any other location of a Borrower permitted to be established under the terms of this Agreement and with respect to which the Lender has received a landlord or other such agreement, in form and substance satisfactory to Lender.

“Permitted Operating Expenses” means any transfer of any funds from any or all of the Borrowers to Parent for Parent to utilize to pay Parent’s administrative costs and operating expenses incurred in the ordinary course of operations, and in accordance with Parent’s past practices, including, without limitation, all costs, fees and expenses incurred for Parent’s administrative overhead, the actual cost of goods purchased and services rendered on behalf of Parent, advertising, marketing, promotion, debt service payments, real and personal property taxes and assessments, capital improvements or replacements, insurance premiums, taxes, utilities, repairs and maintenance, legal, accounting, bookkeeping, audit, equipment use, telephone expenses, salaries and consulting fees, and direct expenses of employees and agents.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate.

“Premises” means all premises where any Borrower conducts its business and has any rights of possession, including the premises legally described in Exhibit E attached hereto.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” has the meaning given in Section 2.1.

“Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto and any note or notes issued in substitution therefore or supplement thereto.

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, the Patent and Trademark Security Agreement and the Stock Pledge Agreement and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning given in Section 3.1.

“Senior Management” means Edward J. Smith, Kirk A. Waldron, and Richard E. Fitzgerald.

“SI” has the meaning specified in the preamble to this Agreement.

“Slow Moving Inventory” means Inventory not sold by any Borrower to a customer within a period of eighteen months from the date Borrowers take possession thereof and which is not supported by a customer contract in form and substance satisfactory to the Lender, in its sole discretion.

“Slow Moving Inventory Reserve” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.6.

“Stock Pledge Agreement” means any Stock Pledge Agreement executed by any Person in the Lender’s favor with respect to the Obligations, as the same may be amended, modified, supplemented or replaced from time to time.

“Subordination Agreement” means any Subordination Agreement executed by any Person in the Lender’s favor, acknowledged by the Borrowers and accepted by the Lender from time to time.

“Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by any Borrower, by any Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Technetics” means Technetics, Inc., a California corporation.

“Term Advance” has the meaning specified in Section 2.9.

“Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto and any note or notes issued in substitution therefor.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrowers terminate the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“Thailand Ltd.” Means SMTEK Thailand Ltd., a corporation organized under the laws of Thailand.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 9.14 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

Section 1.2                                      Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1                                      Revolving Advances.  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrowers from time to time from the date all of the conditions set forth in Section 4.1 and Section 4.2 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”).  The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability.  The Borrowers’ obligation to pay the Revolving Advances shall be further evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, the Borrowers may borrow, prepay pursuant to Section 2.16 and reborrow.

Section 2.2                                      Procedures for Requesting Advances.  The Borrowers shall comply with the following procedures in requesting Revolving Advances:

(a)                                  Type of Advances.  Each Advance shall be funded as either a Floating Rate Advance or a LIBO Rate Advance, as the Administrative Borrower shall specify in the related notice of borrowing or notice of conversion pursuant to this Subsection (a) or Section 2.3(a), provided that during Default Periods, no LIBO Rate Advances shall be made.  Floating Rate Advances and LIBO Rate Advances may be outstanding at the same time.  Each request for a LIBO Rate Advance shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

(b)                                 Time for Requests.  The Administrative Borrower shall request each Advance not later than 11:00 a.m., Los Angeles, California time on the Banking Day which, in the case of a Floating Rate Advance, is the date the Advance is to be made, and in the case of a LIBO Rate Advance, is at least three (3) Banking Days before the date the Advance is to be made.  Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Administrative Borrower if so requested by the Lender (in the form of Exhibit F), shall be by (i) an Officer of the Administrative Borrower; or (ii) a person designated as the Administrative Borrower’s agent by an Officer of the Administrative Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Administrative Borrower or such a designated agent, and shall specify whether the Advance shall be a Floating Rate Advance or a LIBO Rate Advance and in the case of a LIBO Rate Advance, shall specify the Interest Period to be applicable thereto.  The Borrowers shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c)                                  Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Administrative Borrower’s demand deposit account maintained with Wells Fargo Bank unless the Lender and the Administrative Borrower shall agree in writing to another manner of disbursement.

Section 2.3                                      LIBO Rate Advances.

(a)                                  Converting Floating Rate Advances to LIBO Rate Advances; Procedures.  So long as no Default Period exists, the Administrative Borrower may convert all or any part of any outstanding Floating Rate Advance into a LIBO Rate Advance by giving notice to the Lender of such conversion not later than 11:00 a.m., Los Angeles, California time, on a Banking Day which is at least three (3) Banking Days prior to the date of the requested conversion.  Each such notice shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Administrative Borrower if so requested by the Lender (in the form of Exhibit G), shall specify the date and amount of such conversion, the total amount of the Floating Rate Advance to be so converted and the applicable Interest Period.  Each such conversion shall occur on a Banking Day, and the aggregate amount of Floating Rate Advances converted to LIBO Rate Advances shall equal $500,000 or a higher integral multiple of $100,000.

(b)                                 Procedures at End of an Interest Period.  Unless the Administrative Borrower requests a new LIBO Rate Advance in accordance with the procedures set forth below, or the Borrowers prepay the principal of an outstanding LIBO Rate Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Administrative Borrower convert each LIBO Rate Advance to a Floating Rate Advance on the last day of the relevant Interest Period.  So long as no Default Period exists, the Administrative Borrower may cause all or any part of any outstanding LIBO Rate Advance to continue to bear interest at a LIBO Rate after the end of the then applicable Interest Period by notifying the Lender not later than 11:00 a.m., Los Angeles, California time, on a Banking Day which is at least three (3) Banking Days prior to the first day of the new Interest Period.  Each such notice shall be in writing (in the form of Exhibit H) or by telephone or telecopy transmission, to be confirmed in writing by the Administrative Borrower if the Lender so requests, shall be effective when received by the Lender, and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBO Rate Advance to be continued and the applicable Interest Period.  Each new Interest Period shall begin on a Banking Day and the amount of each Advance bearing a new LIBO Rate shall be equal to $500,000 or a higher integral multiple of $100,000.

(c)                                  Setting and Notice of Rates.  The Lender shall determine applicable LIBO Rate for each Interest Period between the opening of business and 12:00 Noon, Los Angeles, California time, on the second Banking Day preceding the beginning of such Interest Period, and shall notify the Administrative Borrower thereof by telephone or in writing.  Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Lender, upon written request of the Administrative Borrower, shall deliver to the Administrative Borrower a statement showing the computations used by the Lender in determining the applicable LIBO Rate.

(d)                                 Funding Losses.  The Borrowers shall, upon demand by the Lender to the Administrative Borrower (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), indemnify the Lender against any loss or expense which the Lender may have sustained or incurred (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBO Rate Advances) or which the Lender may be deemed to have sustained or incurred, as reasonably determined by the Lender, due to (i) the Borrowers’ failure to make when due any payment in connection with any LIBO Rate Advances, (ii) the Administrative Borrower’s failure to borrow or convert any LIBO Rate Advances on a date specified therefor in a notice thereof or (iii) any payment or prepayment of any LIBO Rate Advance on a date other than the last day of the applicable Interest Period.  For this purpose, all notices under Sections 2.2(a), 2.3(a) or 2.3(b) shall be deemed to be irrevocable.

(e)                                  Right of Lender to Fund through Other Offices.  The Lender may fulfill its agreements hereunder with respect to any LIBO Rate Advance by causing a foreign branch or affiliate of the Lender to make such LIBO Rate Advance; provided, that in such event the obligation of the Borrowers to repay such LIBO Rate Advance shall nevertheless be to the Lender and such LIBO Rate Advance shall be deemed held by the Lender for the account of such branch or affiliate.

(f)                                    Discretion of Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Lender may fund and maintain all or any part of its LIBO Rate Advances in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including Subsection (d)) all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBO Rate Advance during each Interest Period for such LIBO Rate Advance through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.4                                      Increased Costs; Capital Adequacy; Funding Exceptions.

(a)                                  Increased Costs; Capital Adequacy.  If the Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Lender may so notify the Administrative Borrower and require the Borrowers, beginning fifteen (15) days after such notice, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change; provided, however, that if the Lender requires the Borrowers to pay it the amount necessary to restore its Return based on a Rule Change relating to a Capital Adequacy Rule, Borrowers shall have the election to (1) pay such amount, or (2) pay, perform, and satisfy all Obligations and terminate the Credit Facility as provided herein without paying the termination and prepayment fees otherwise due under Section 2.14(d).  For purposes of this Section 2.4:

(i)                                     “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(ii)                                  “Eurodollar Rule” means Regulation D of the Board of Governors of the Federal Reserve System and any law, rule, regulation, guideline, directive, requirement or request regarding (A) taxes, duties or other charges, exemptions with respect to LIBO Rate Advances or the Lender’s obligation to make LIBO Rate Advances, and (B) reserves imposed by the Board of Governors of the Federal Reserve System (but excluding any reserve included in the determination of the LIBO Rate), special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Related Lender, and any other condition affecting the Lender’s making, maintaining or funding of LIBO Rate Advances or its obligation to make LIBO Rate Advances, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.

(iii)                               “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(iv)                              “Related Lender” includes (but is not limited to) the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

(v)                                 “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules, Eurodollar Rules and L/C Rules then in effect, costs of issuing or maintaining any Advance or Letter of Credit and amounts received or receivable under this Agreement or the Notes with respect to any Advance or Letter of Credit.  Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(iv)                              “Rule Change” means any change in any Capital Adequacy Rule, Eurodollar Rule, or L/C Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules, Eurodollar Rules, or L/C Rules or any increases in the capital that the Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Lender’s financial condition.

The initial notice sent by the Lender shall be sent as promptly as practicable after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Lender’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction.  Thereafter, such Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter.  The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(b)                                 Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:

(i)                                     the Lender in its commercially reasonable, good-faith judgment, determines that deposits in US dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii)                                  the Lender in its commercially reasonable, good-faith judgment, otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(iii)                               the Lender in its commercially reasonable, good-faith judgment, determines that the LIBO Rate will not adequately and fairly reflect the cost to the Lender of funding any LIBO Rate Advance for such Interest Period, or that the funding of LIBO Rate Advances has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Lender materially affects such LIBO Rate Advances;

then the Lender shall promptly notify the Administrative Borrower and (A) in the event of any occurrence described in the foregoing clauses (i) and (ii), the Administrative Borrower shall enter into good faith negotiations with the Lender in order to determine an alternate method to determine the LIBO Rate, and during the pendency of such negotiations with the Lender, the Lender shall be under no obligation to make any new LIBO Rate Advances and (B) in the event of any occurrence described in the foregoing clause (iii), for so long as such circumstances shall continue, the Lender shall be under no obligation to make any new LIBO Rate Advances.

(c)                                  Illegality.  If any Rule Change should make it or, in the good faith judgment of the Lender, shall raise a substantial question as to whether it is unlawful for the Lender to make, create, maintain or fund LIBO Rate Advances, then (i) the Lender shall promptly notify the Administrative Borrower, (ii) the obligation of the Lender to make, maintain or convert into LIBO Rate Advances shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by an Administrative Borrower pursuant to Section 2.2(a), 2.3Section 2.3(a) or Section 2.3(b) requesting the Lender to make, continue making or convert into LIBO Rate Advances shall be construed as a request to make or to continue making Floating Rate Advances.

Section 2.5                                      Letters of Credit.

(a)                                  The Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrowers’ account by guaranteeing payment of the Borrowers’ obligations or being a co-applicant.  The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)                                     $0.00 less the L/C Amount, or

(ii)                                  Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrowers and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b)                                 No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

(c)                                  Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d)                                 For clarification, no Letter of Credit facility is currently contemplated to be available at this time, however Lender and Borrowers may amend this Agreement to provide for such a facility in the future.

Section 2.6                                      Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount.  The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion.  The Borrowers may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrowers when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.7                                      Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.  The Borrowers acknowledge that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application.  Accordingly, the Borrowers shall pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a)                                  The Borrowers shall pay to the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrowers’ obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)                                 Whenever a draft is submitted under a Letter of Credit, the Borrowers authorize the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto.  Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder.

(c)                                  If a draft is submitted under a Letter of Credit when the Borrowers are unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrowers shall pay to the Lender on demand to the Administrative Borrower and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate.  Notwithstanding the Borrowers’ inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)                                 The Borrowers’ obligation to pay any Revolving Advance made under this Section 2.7, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.13.

Section 2.8                                      Obligations Absolute.  The Borrowers’ obligations arising under Section 2.7 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.7, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a)                                  any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b)                                 any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)                                  the existence of any claim, setoff, defense or other right which the Borrowers may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)                                 any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)                                  payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f)                                    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.9                                      Term Advance.

(a)                                  The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrowers on the Funding Date (the “Term Advance”) in an amount not exceeding the lesser of One Million Dollars ($1,000,000) or one hundred percent (100%) of the net forced liquidation value (as determined by an appraiser acceptable to the Lender) of the Borrowers’ Eligible Equipment.  The Borrowers’ obligation to pay the Term Advance shall be further evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.

(b)                                 Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the requested Term Advance by crediting the same to the Administrative Borrower’s demand deposit account specified in Section 2.2(c) unless the Lender and the Administrative Borrower shall agree in writing to another manner of disbursement.

Section 2.10                                Capex Advances.

(a)                                  The Lender agrees, subject to the terms and conditions of this Agreement, to make advances to the Borrowers from time to time from the Funding Date to the date of the first anniversary of the Funding Date (each a “CapEx Advance”).  The Lender shall have no obligation to make a CapEx Advance if, after giving effect to such requested CapEx Advance: (a) the aggregate amount of all CapEx Advances made would exceed $1,000,000, (b) the Debt Service Coverage Ratio would be less than 1.20 to 1, or (c) the amount of the requested CapEx Advance would exceed 80% of the purchase price (excluding tax, freight and installation charges) for the new Equipment purchased by Borrowers in anticipation of such CapEx

Advance.  Lender may in its discretion, confirm the purchase price values of such new Equipment by any means deemed appropriate by Lender.  The Borrowers’ obligation to pay the CapEx Advances shall be further evidenced by the CapEx Note and shall be secured by the Collateral as provided in Article III.

(b)                                 The Borrowers shall comply with the following procedures in requesting CapEx Advances:

(1)                                  The Administrative Borrower shall make each request for a CapEx Advance to the Lender before 11:00 a.m. Los Angeles, California time two (2) Banking Days before the day of the requested CapEx Advance is to be made.  Requests may be made in writing or by telephone, specifying the date of the requested CapEx Advance and the amount thereof.

(2)                                  Each CapEx Advance shall be in a minimum amount of Sixty Five Thousand Dollars ($65,000).

(3)                                  The Administrative Borrower may only request and Lender shall only provide CapEx Advances within twelve (12) months after the Funding Date and no more than six (6) CapEx Advances shall be provided by Lender in such period.

(4)                                  Each request for a CapEx Advance shall be by an individual authorized pursuant to Section 2.2.

(5)                                  Each request for a CapEx Advance shall be accompanied with an invoice for the Equipment purchased and reasonably acceptable evidence that such Equipment was delivered to Borrowers’ Premises.

(c)                                  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the requested CapEx Advance by crediting the same to the Administrative Borrower’s demand deposit account specified in Section 2.2(c) unless the Lender and the Administrative Borrower shall agree in writing to another manner of disbursement.  Upon the Lender’s request, the Administrative Borrower shall promptly confirm each telephonic request for a CapEx Advance by executing and delivering an appropriate confirmation certificate to the Lender.  The Borrowers shall be obligated to repay all CapEx Advances notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so.  Any request for a CapEx Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

Section 2.11                                Payment of Term Advance and CapEx Advances.

(a)                                  Term Advance.  The outstanding principal balance of the Term Advance shall be due and payable as follows:

(i)                                     In equal monthly installments of Twenty Seven Thousand Seven Hundred Seventy Seven and 78/100 Dollars ($27,777.78), beginning on October 31, 2003, and on the last day of each month thereafter with a final installment due on the Maturity Date in an amount equal to the remaining principle balance thereof.

(ii)                                  In addition, the Lender may obtain annually, at the Borrowers’ expense, an appraisal, by an appraiser acceptable to Lender, of the Eligible Equipment, provided, however, that the Lender may obtain semi-annually, at its own expense, such an appraisal of the Eligible Equipment; provided further, that during any Default Period, the Lender may obtain such an appraisal of the Eligible Equipment at the Borrowers’ expense.  If at any time the aggregate outstanding principal balance of the Term Advance exceeds one hundred percent (100%) of the forced liquidation value of the Eligible Equipment as shown on any such appraisal, at Lenders option (A) the Borrowers shall immediately prepay the Term Advance in the amount of such excess, or (B) the amount of all remaining scheduled principal payments with respect to the Term Advance shall be increased by an amount necessary to fully amortize such excess prior to the Maturity Date.

(iii)                               Notwithstanding the foregoing, on the Termination Date, the entire unpaid principal balance of the Term Advance, and all unpaid interest accrued thereon, shall in any event be due and payable.

(b)                                 CapEx Note.  The outstanding principal balance of the CapEx Advances shall be due and payable as follows:

(i)                                     Beginning on March 31, 2004, and on the last day of each month thereafter, in substantially equal monthly installments equal to an amount sufficient to fully amortize the principal balance of the CapEx Advances made during the period beginning on the Funding Date and ending on March 18, 2004, over an assumed term of thirty six (36) months; and beginning on September 30, 2004, and on the last day of each month thereafter, in substantially equal monthly installments equal to an amount sufficient to fully amortize the principal balance of the CapEx Advances made during the period beginning on March 19, 2004 and ending on the first anniversary of the Funding Date, over an assumed term of thirty six (36) months.

(ii)                                  On the Termination Date, the entire unpaid principal balance of the CapEx Advances, and all unpaid interest accrued thereon, shall in any event be due and payable.

Section 2.12                                Inventory Appraisals.  The Lender may from time to time obtain at its own expense an appraisal of Inventory by an appraiser acceptable to the Lender in its sole discretion; provided, however, that during any Default Period, the reasonable costs of such appraisals shall be at the Borrowers’ expense.

Section 2.13                                Interest; Margin; Minimum Interest Charge; Default Interest; Participations; Clearance Days; Usury.

(a)                                  Notes.  Except as set forth in Subsections (d) and (g), the outstanding principal balance of the Notes shall bear interest at the Floating Rate.

(b)                                 Margins.  The Margins through and including the first adjustment occurring as specified below shall be one (1.00) percentage point for Advances that are Floating Rate Advances and three and three-quarters of one (3.75) percentage points for Advances that are LIBO Rate Advances.  Upon Lender’s timely receipt and satisfactory review of Borrowers’ financial statements and compliance certificates required to be delivered under Section 6.1(a) hereof for its fiscal year end June 30, 2004, the Margins shall be reduced (effective thirty (30) days after the receipt of such financial statements and compliance certificates) by (i) one-quarter of one (0.25) percentage point if Borrowers’ Net Income for such year equals or exceeds Two Million Dollars ($2,000,000); and (ii) one-half of one (0.50) percentage point if Borrowers’ Net Income for such year equals or exceeds Three Million Dollars ($3,000,000); provided however, that no reduction in the Margins shall take place if at the time of such reduction, a Default exists or a Default Period is in effect; provided, further, that if any financial statements of Borrowers are at any time restated or corrected in such a way that a reduction in the Margins would not have been made as set forth above, the Margins and the interest payable under this Agreement shall immediately be re-calculated as if such reduction had never taken effect.

(c)                                  Minimum Interest Charge.  Notwithstanding the interest payable pursuant to Subsection (a), the Borrowers shall pay to the Lender interest of not less than Fifty Thousand Dollars ($50,000) per quarter (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest paid or assessed under Subsection (a) during the prior quarter on the first day of each quarter and on the Termination Date, provided, however, that if the Termination Date falls on a date that is not on a quarter end, the Minimum Interest Charge shall be prated from the most recent quarter end.

(d)                                 Default Interest Rate.  At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the Lender from time to time, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective for periods designated by the Lender from time to time during that Default Period.

(e)                                  Clearance Days.  Notwithstanding Section 2.16(b)(ii), interest at the interest rate applicable under this Section 2.13 shall accrue on the amount of all payments (even if in the form of immediately available federal funds) for one (1) day for clearance.

(f)                                    Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrowers shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.13, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.13, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(g)                                 Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrowers and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrowers and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrowers and the Lender, or their successors and assigns.

Section 2.14                                Fees.

(a)                                  Intentionally Omitted.

(b)                                 Unused Line Fee.  For the purposes of this Section 2.14, “Unused Amount” means the Maximum Line reduced by outstanding Revolving Advances.  The Borrowers agree to pay to the Lender an unused line fee at the rate of one quarter of one percent (.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable quarterly in arrears on the first day of each calendar quarter and on the Termination Date.

(c)                                  Audit Fees.  The Borrowers shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrowers’ operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $90.00 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection provided, however, that except during Default Periods, the Borrowers shall not have to reimburse the Lender for such fees, costs and expenses to the extent that relate to more than one (1) such audit per quarter.

(d)                                 Termination Fees.  If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, (ii) by the Borrowers (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least forty-five (45) days before such Maturity Date, the Borrowers shall pay to the Lender a fee in an amount equal to a percentage of the Aggregate Credit Limit as follows: (A) three percent (3.0%) if the termination occurs on or before the first anniversary of the Funding Date; (B) two percent (2.0%) if the termination occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date;

and (C) one percent (1.0%) if the termination occurs after the second anniversary of the Funding Date.

(e)                                  Waiver of Termination Fees.  The Borrowers will not be required to pay the termination and prepayment fees otherwise due under subsection (d) if such termination is made because of refinancing by Wells Fargo Bank or any of its affiliates.

(f)                                    Other Fees.  The Lender may from time to time, upon five (5) days prior notice to the Administrative Borrower during a Default Period, charge additional fees for Revolving Advances made and Letters of Credit issued in excess of Availability, for late delivery of reports, in lieu of imposing interest at the Default Rate, and for other reasons.  The Administrative Borrower’s request for a Revolving Advance or the issuance of a Letter of Credit at any time after such notice is given and such five (5) day period has elapsed shall constitute the Borrowers’ agreement to pay the fees described in such notice.

Section 2.15                                Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees

(a)                                  Time For Interest Payments.  Interest accruing on all Advances shall be due and payable in arrears on the last day of each month and on the Termination Date.

(b)                                 Payment on Non-Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)                                  Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days.

Section 2.16                                Lockbox; Collateral Account; Application of Payments.

(a)                                  Lockbox and Collateral Account.

(i)                                     The Borrowers shall instruct all account debtors to pay all Accounts directly to the Lockbox.  If, notwithstanding such instructions, any Borrower receives any payments on Accounts, such Borrower shall deposit such payments into the Collateral Account.  The Borrowers shall also deposit all other cash proceeds of Collateral directly to the Collateral Account.  Until so deposited, the Borrowers shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii)                                  All items deposited in the Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrowers will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the applicable Borrower’s commercial account or other account.  The Borrowers shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by any Borrower.

(b)                                 Application of Payments.

(i)                                     The Borrowers may, from time to time, in accordance with the Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations.  Except as provided in the preceding sentence, amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrowers, except after full payment and discharge of all Obligations.

(ii)                                  All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender.  Funds received from the Collateral Account shall be deemed to be immediately available.  The Lender may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations.

Section 2.17                                Voluntary Prepayment; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part.  The Borrowers may terminate the Credit Facility at any time if they (i) gives the Lender at least 30 days’ prior written notice and (ii) pay the termination fee in accordance with Section 2.14(d).  Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrowers’ expense, release or terminate the Security Interest and the Security Documents to which the Borrowers are entitled by law.

Section 2.18                                Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess.  Any payment received by the Lender under this Section 2.18 or under Section 2.17 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

Section 2.19                                Revolving Advances to Pay Obligations.  Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

Section 2.20                                Use of Proceeds.  The Borrowers shall use the proceeds of Advances and each Letter of Credit to (i) repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) pay all trade payable and other obligations of each Borrower which are more than sixty (60) days past the due date as of such time, (iv) eliminate the book overdraft of each Borrower, (iv) pay the transactions costs and fees associated with this Credit Facility; and (v) for ordinary working capital purposes.

Section 2.21                                Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrowers establish the contrary.  Upon the Lender’s demand, the Borrowers will admit and certify in writing the exact principal balance of the Obligations that the Borrowers then assert to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrowers unless the Administrative Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1                                      Grant of Security Interest.  Each Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.  Upon request by the Lender, each Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

Section 3.2                                      Notification of Account Debtors and Other Obligors.  If a Default Period exists, the Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The applicable Borrower will join in giving such notice if the Lender so requests.  At any time while such Default Period is ongoing, the Lender may, but need not, in the Lender’s name or in any Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as each Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrowers’ mail to any address designated by the Lender, otherwise intercept the Borrowers’ mail, and receive, open and dispose of the Borrowers’ mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3                                      Assignment of Insurance.  As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Borrower hereby directs the issuer of any such policy to pay all such monies resulting from casualty to the Collateral directly to the Lender to the extent of the outstanding Advances.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in any Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4                                      Occupancy.

(a)                                  Subject to the terms and conditions of any leases or other occupancy agreements relating to the Premises, the Borrowers hereby irrevocably grant to the Lender the right to take exclusive possession of Borrowers’ right, title and interest to the Premises at any time during a Default Period.

(b)                                 Subject to the terms and conditions of any leases or other occupancy agreements relating to the Premises, the Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)                                  The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)                                 The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5                                      License.  Without limiting the generality of any other Security Document, each Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6                                      Financing Statement.  Each Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” as the Lender deems necessary or useful to perfect the Security Interest.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the following information is set forth:

Name and address of Debtors:
SMTEK, Inc.
200 Science Drive
Moorpark, California 93021-2003
Organizational Identification No. C1370815

Jolt Technology, Inc.
200 Science Drive
Moorpark, California 93021-2003
Organizational Identification No. 2825509

SMTEK New England, Inc.
200 Science Drive
Moorpark, California 93021-2003
Organizational Identification No. N/A

SMTEK Santa Clara, Inc.
200 Science Drive
Moorpark, California 93021-2003
Organizational Identification No. C2360901

Name and address of Secured Party:

Wells Fargo Business Credit, Inc.
245 South Los Robles Avenue
Suite 700
Pasadena, California 91101

Section 3.7                                      Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to any Borrower by the Lender, whether or not due, against any Obligation, whether or not due.  In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to any Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to such Borrower the amount of such participating interest.

Section 3.8                                      Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrowers are entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  Each Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1                                      Conditions Precedent to the Initial Advances and Letter of Credit.  The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)                                  This Agreement, properly executed by the Borrowers.

(b)                                 The Notes, properly executed by the Borrowers.

(c)                                  A true and correct copy of any and all leases pursuant to which any Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(d)                                 A true and correct copy of any and all mortgages pursuant to which any Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(e)                                  A true and correct copy of any and all agreements pursuant to which any Borrower’s property is in the possession of any Person other than the Borrowers, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrowers’ and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrowers’ other than the Borrowers, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrowers and the Lender sufficient to protect the Borrowers’ and the Lender’s interests in the Borrowers’ goods from any claim by such secured party.

(f)                                    An acknowledgment and waiver of Liens from each warehouse in which any Borrower are storing Inventory.

(g)                                 A true and correct copy of any and all agreements pursuant to which any Borrower’s property is in the possession of any Person other than the Borrowers, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrowers’ goods from time to time, (ii) UCC financing statements sufficient to protect the Borrowers’ and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrowers, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrowers and the Lender sufficient to protect the Borrowers’ and the Lender’s interests in the Borrowers’ goods from any claim by such secured party.

(h)                                 The Lockbox and Collection Account Agreements, each properly executed by the respective Borrower party thereto and Wells Fargo Bank.

(i)                                     Control agreements, properly executed by the applicable Borrower and each bank at which such Borrower maintains deposit accounts.

(j)                                     The Patent and Trademark Security Agreement, properly executed by SI.

(k)                                  The Pay-Off Letter.

(l)                                     Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrowers or Guarantor except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing, and UCC-1 Fixture Filings with respect to each of the Permitted Inventory Locations.

(m)                               A certificate of each Borrower’s and Guarantor’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Borrower’s or Guarantor’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of such Borrower’s or Guarantor’s Constituent Documents, and (iii) examples of the signatures of such Borrower’s or Guarantor’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on such Borrower’s or Guarantor’s behalf.

(n)                                 A current certificate issued by the Secretary of State of each Borrower’s and each Guarantor’s State of organization, certifying that such Borrower or Guarantor is in compliance with all applicable organizational requirements of such State.

(o)                                 Evidence that each Borrower and each Guarantor is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(p)                                 A certificate of an Officer of each Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

(q)                                 An opinion of counsel to the Borrowers and Guarantor, addressed to the Lender.

(r)                                    Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(s)                                  A Guaranty, properly executed by each Guarantor, pursuant to which, among other things, each Guarantor unconditionally guarantees the full and prompt payment of all Obligations.

(t)                                    Payment of the fees and commissions due under Section 2.14 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrowers under Section 9.6, including all legal expenses incurred through the date of this Agreement.

(u)                                 Evidence that after giving effect to the initial Revolving Advance and Term Advance, and after satisfaction of all closing costs in connection herewith, Borrowers’ Excess Availability shall not be less than One Million Seven Hundred Fifty Thousand Dollars ($1,500,000).

(v)                                 Satisfactory review by the Lender and its counsel of all documentation pertaining to the Borrowers’ $2,400,000 tax reimbursement obligation to the United States Internal Revenue Service, including a settlement agreement with monthly payments not to exceed Fifty Thousand Dollars ($50,000), all in form and substance satisfactory to the Lender in its sole discretion.

(w)                               Evidence that there has been no material adverse change, as determined by the Lender, in the financial condition or business of any Borrower or Guarantor, nor any material decline, as determined by the Lender, in the market value of any Collateral or a substantial or material portion of the assets of any Borrower since the date of the latest financial statements of the Borrowers delivered to the Lender prior to the Funding Date.

(x)                                   Evidence that the Borrowers have opened bank accounts of a type mutually acceptable to the Borrowers and the Lender, including, without limitation, the Collateral Account and any other account contemplated by the Collection Account Agreement or the Lockbox Agreement.

(y)                                 completion of background checks on Senior Management, the results of which are satisfactory to the Lender.

(z)                                   Satisfactory review by Lender and its counsel of all of each Borrower’s material contracts, including contracts with supplies and customers.

(aa)                            Satisfactory review by Lender and its counsel of all documents and issues related to the environmental reserve.

(bb)                          Satisfactory review by Lender’s counsel of the Borrowers’ legal and corporate structure and the structure of the Credit Facility.

(cc)                            the initial Advances shall have been made within sixty (60) days of the completion by Lender of its audit of the Collateral.

(dd)                          Satisfactory review by Lender and its counsel of any agreements between Borrowers and/or Guarantors and Avnet, Inc. and Arrow Electronics, Inc..

(ee)                            Such other documents and conditions as the Lender in its sole discretion may require.

Section 4.2                                      Conditions Precedent to All Advances and Letters of Credit The Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a)                                  the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;  no material adverse change, as determined by the Lender, shall have occurred in the financial condition or business of any Borrower nor any material decline, as determined by the Lender, in the market value of any Collateral or a substantial or material portion of the assets of any Borrower since the date of the latest financial statements delivered to the Lender prior to the Funding Date; and

(b)                                 no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lender as follows:

Section 5.1                                      Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number.  Each Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of its incorporation and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Each Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, each Borrower has done business solely under the names set forth in Schedule 5.1 and all of the Borrowers’ records relating to their business or the Collateral are kept at that location.  Each Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  Each Borrower’s federal employer identification number is correctly set forth in Section 3.6.

Section 5.2                                      Capitalization.  Schedule 5.2 constitutes a correct and complete list of all ownership interests of each Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of Borrowers, Guarantor and their respective Subsidiaries.

Section 5.3                                      Authorization of Borrowing; No Conflict as to Law or Agreements.  To the best of each Borrower’s knowledge, after reasonable inquiry, the execution, delivery and performance by the Borrowers of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of any Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.

Section 5.4                                      Legal Agreements.  To the best of each Borrower’s knowledge, after reasonable inquiry, this Agreement constitutes and, upon due execution by each Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

Section 5.5                                      Subsidiaries.  Except as set forth in Schedule 5.5 hereto, no Borrower or Guarantor has any Subsidiaries.

Section 5.6                                      Financial Condition; No Adverse Change.  Parent and the Borrowers have furnished to the Lender their audited financial statements (on a consolidated and consolidating basis) for their fiscal year ended June 30, 2002, unaudited financial statements for the fiscal year ended June 30, 2003, and unaudited financial statements for the fiscal-year-to-date period ended July 31, 2003, and those statements fairly present the Borrowers’ financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no change in any Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7                                      Litigation.  Except as set forth on Schedule 5.6, there are no actions, suits or proceedings pending or, to each Borrower’s knowledge, threatened against or affecting any Borrower or any of its Affiliates or the properties of any Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Borrower or any of its Affiliates, would have a Material Adverse Effect.

Section 5.8                                      Regulation U.  No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9                                      Taxes.  To the best of each Borrower’s knowledge, after reasonable inquiry, the Borrowers and their Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrowers and their Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of each Borrower or any Affiliate, as the case may be, are required to be filed, and each Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10                                Titles and Liens.  The Borrowers have good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming any Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11                                Intellectual Property Rights.

(a)                                  Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which any Borrower is the registered owner (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) the Borrowers own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrowers own or have been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrowers have taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)                                 Agreements with Employees and Contractors.  To the best of each Borrower’s knowledge, after reasonable inquiry, each Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to such Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with such Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with such Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)                                  Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which each Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments such Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrowers’ licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Borrowers are not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)                                 Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrowers’ business as it is presently conducted or as the Borrowers reasonably foresee conducting it.

(e)                                  Infringement.  Except as disclosed on Schedule 5.11, no Borrower has knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrowers must license or refrain from using the Intellectual Property Rights of any third party) nor, to any Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12                                Plans.  Except as disclosed to the Lender in writing prior to the date hereof, no Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  No Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  No Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13                                Default.  Each Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14                                Environmental Matters.  Except as set forth on Schedule 5.14:

(a)                                  To each Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrowers or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)                                 To each Borrower’s best knowledge, no Borrower has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  There are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or any Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.  To each Borrower’s best knowledge, no such matter is threatened or impending.

(d)                                 To each Borrower’s best knowledge, the Borrowers’ businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in each Borrower’s possession and are in full force and effect.  No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  To each Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    The Borrowers have delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrowers’ businesses.

Section 5.15                                Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of each Borrower in connection with the Borrowers’ request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16                                Financing Statements.  Each Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17                                Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrowers’ records pertaining thereto as being obligated to pay such obligation.

Section 5.18                                Financial Solvency.  Both before and after giving effect to all of the transactions contemplated in the Loan Documents, no Borrower or any of its Affiliates:

(a)                                  was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)                                 has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Borrower or such Affiliate are unreasonably small;

(c)                                  by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)                                 by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)                                  at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the best knowledge of such Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 5.19                                Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth on Schedule 5.19 hereto.

ARTICLE VI

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1                                      Reporting Requirements.  The Borrowers will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, the Administrative Borrower will deliver, or cause to be delivered, to the Lender, Parent’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrowers and acceptable to the Lender, which annual financial statements shall include the Borrowers’ balance sheet as at the end of such fiscal year and the related statements of the Borrowers’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include Parent and any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants; and (iii) a certificate of each Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the such Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)                                 Monthly Financial Statements.  As soon as available and in any event within twenty five (25) days after the end of each month, the Administrative Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of Parent as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include Parent and any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and fairly represent such Persons’ financial position and the results of their operations; and accompanied by a certificate of each Borrower’s chief financial officer, substantially in the form of Exhibit D hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.

(c)                                  Collateral Reports.  (i) Within fifteen (15) days after the end of each month or more frequently if the Lender so requires, the Administrative Borrower will deliver to the Lender agings of the Accounts and each Borrower’s accounts payable, an Inventory certification report, and a calculation of the Accounts, Eligible Accounts, Inventory, Eligible Inventory, Eligible Slow Moving Inventory and Eligible Equipment as at the end of such month or shorter time period; (ii) weekly, by the third day of each week (or more frequent), the Administrative Borrower will deliver to Lender sales assignments and credit memos/adjustments; and (iii) every day the Administrative Borrower will deliver to the Lender reports each Borrower’s cash collections for the previous Business Day.

(d)                                 Projections.  At least thirty (30) days before the beginning of each fiscal year of the Borrowers, the Administrative Borrower will deliver to the Lender the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrowers’ good faith projections and certified by each Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e)                                  Internal Revenue Service Payments.  Within fifteen (15) days of each month end, Administrative Borrower will deliver to the Lender confirmation satisfactory to the Lender, in its sole discretion, of payment as scheduled pursuant to the Installment Agreement with the United States Internal Revenue Service.

(f)                                    Litigation.  Immediately after the commencement thereof, the Borrowers will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting any Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against any Borrower in excess of One Hundred Thousand Dollars ($100,000).

(g)                                 Defaults.  As promptly as practicable (but in any event not later than five (5) business days) after an Officer of any Borrower obtains knowledge of the occurrence of any Default or Event of Default, the Borrowers will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of any Borrower of the steps being taken by the Borrowers to cure the effect thereof.

(h)                                 Plans.  As soon as possible, and in any event within 30 days after any Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Administrative Borrower will deliver to the Lender a statement of each Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten (10) days after any Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Administrative Borrower will deliver to the Lender a statement of each Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten (10) days after any Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrowers will deliver to the Lender a statement of each Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrowers propose to take with respect thereto.

(i)                                     Disputes.  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of (i) any disputes or claims by any Borrower’s customers exceeding Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate during any fiscal year; (ii) credit memos; (iii) any goods returned to or recovered by the Borrowers.

(j)                                     Officers and Directors.  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any change in the persons constituting any Borrower’s Officers and Directors.

(k)                                  Collateral.  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l)                                     Commercial Tort Claims.  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrowers’ damages, copies of any complaint or demand letter submitted by the Borrowers, and such other information as the Lender may request.

(m)                               Intellectual Property.

(i)                                     The Borrowers will give the Lender thirty (30) days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrowers will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii)                                  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that any Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)                               Promptly upon receipt, the Borrowers will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(n)                                 Reports to Owners.  Promptly upon their distribution, the Borrowers will deliver to the Lender copies of all financial statements, reports and proxy statements which the Borrowers shall have sent to its Owners.

(o)                                 SEC Filings.  Promptly after the sending or filing thereof, the Borrowers will deliver to the Lender copies of all regular and periodic reports which the Borrowers shall file with the Securities and Exchange Commission or any national securities exchange.

(p)                                 Violations of Law.  Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrowers’ business or their financial condition.

(q)                                 Other Reports.  From time to time, with reasonable promptness, the Borrowers will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2                                      Financial Covenants.

(a)                                  Minimum Debt Service Coverage Ratio.  The Borrowers will maintain, during each period described below, their Debt Service Coverage Ratio, determined as at the end of each month, at not less than 1.20 to 1.00.

(b)                                 Minimum Book Net Worth.  The Borrowers will maintain, during each month described below, their Book Net Worth, determined as at the end of each month, at an amount not less than the amount set forth opposite such period:

Period	Minimum Book Net Worth
July 2003	$300,000
August 2003	$400,000
September 2003	$1,200,000
October 2003	$1,050,000
November 2003	$1,050,000
December 2003	$1,350,000
January 2004	$1,200,000
February 2004	$1,200,000
March 2004	$1,765,000
April 2004	$1,615,000
May 2004	$1,615,000
June 2004 and every month thereafter	$2,255,000

(c)                                  Minimum Net Income.  The Borrowers will achieve Net Income measured quarterly on a year-to-date basis, of not less than the amount set forth opposite such period:

Quarter Ending	Minimum Net Income
September 2003	$315,000
December 2003	$150,000
March 2004	$415,000
June 2004	$490,000
September 2004, and every quarter thereafter	$200,000

(d)                                 Capital Expenditures.  The Borrowers will not incur or contract to incur financed or unfinanced Capital Expenditures of more than Two Million Three Hundred

Thousand Dollars ($2,300,000) in the aggregate for the fiscal year ending June 30, 2004, or more than such amounts as determined by the Lender in its sole discretion during any subsequent fiscal year.

(e)                                  New Covenants.  On or after receipt of the projections to be provided by Administrative Borrower each fiscal year pursuant to Section 6.1(d), Lender shall set new covenant levels for Sections 6.2(a) through 6.2(d) for periods after such date.  The new covenant levels will be based on the Borrowers’ projections for such periods received by Lender pursuant to Section 6.1(d) and shall be no less stringent than the present levels.

Section 6.3                                      Permitted Liens; Financing Statements.

(a)                                  No Borrower will create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)                                     in the case of any of the Borrowers’ property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrowers’ business or operations as presently conducted;

(ii)                                  Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)                               the Security Interest and Liens created by the Security Documents; and

(b)                                 No Borrower will amend any financing statements in favor of the Lender except as permitted by law.  Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4                                      Indebtedness.  No Borrower will incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on any Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)                                  indebtedness arising hereunder;

(b)                                 indebtedness of the Borrowers in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)                                  indebtedness relating to Permitted Liens..

Section 6.5                                      Guaranties.  No Borrower will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)                                  the endorsement of negotiable instruments by the Borrowers for deposit or collection or similar transactions in the ordinary course of business; and

(b)                                 guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6                                      Investments and Subsidiaries.  No Borrower will purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:

(a)                                  investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                 travel advances or loans to any Borrower’s Officers and employees not exceeding at any one time an aggregate of One Hundred Thousand Dollars ($100,000);

(c)                                  advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits;

(d)                                 current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and

(e)                                  Permitted Operating Expenses.

Section 6.7                                      Dividends and Distributions.  No Borrower will declare or pay any dividends (other than dividends payable solely in stock of the Borrowers) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly; provided, however, so long as no Default exists or would exist as a result thereof, Borrowers may make dividends on each outstanding share of Series A Preferred Stock of Parent held by The Gene Haas Trust DTD 3-3-99 at the rate of 9% per annum of the price paid for such stock.

Section 6.8                                      Intentionally Omitted.

Section 6.9                                      Transactions with Affiliates.  No Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with such Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any Debt owing to any officer, employee, shareholder, director or other Affiliate of such Borrower except reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business.

Section 6.10                                Books and Records; Inspection and Examination.  Each Borrower will keep accurate books of record and account for themselves pertaining to the Collateral and pertaining to the Borrowers’ business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrowers, and to discuss the Borrowers’ affairs with any of their Directors, Officers, employees or agents.  Each Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrowers.  Each Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrowers at any time during ordinary business hours.

Section 6.11                                Account Verification.  The Lender may at any time and from time to time send or require the Borrowers to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.12                                Compliance with Laws.

(a)                                  Each Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Without limiting the foregoing undertakings, each Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.13                                Payment of Taxes and Other Claims.  Each Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of such Borrower; provided, that no Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and, if deemed commercially reasonably necessary by the Lender, for which proper reserves have been made.

Section 6.14                                Maintenance of Properties.

(a)                                  The Borrowers will keep and maintain the Collateral and all of their other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrowers’ judgment, desirable in the conduct of the Borrowers’ business and not disadvantageous in any material respect to the Lender.  The Borrowers will take all commercially reasonable steps necessary to protect and maintain their Intellectual Property Rights.

(b)                                 The Borrowers will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.  The Borrowers will keep all Collateral free and clear of all Liens except Permitted Liens.  The Borrowers will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15                                Insurance.  The Borrowers will obtain and at all times maintain insurance with insurers believed by the Borrowers to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrowers operate.  Without limiting the generality of the foregoing, the Borrowers will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.16                                Preservation of Existence.  The Borrowers will preserve and maintain their existence and all of their rights, privileges and franchises necessary or desirable in the normal conduct of their business and shall conduct their business in an orderly, efficient and regular manner.

Section 6.17                                Delivery of Instruments, etc.  Upon request by the Lender, the Borrowers will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrowers.

Section 6.18                                Sale or Transfer of Assets; Suspension of Business Operations.  The Borrowers will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of their assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.  Notwithstanding the prohibition contained herein, and without constituting a waiver of such an Event of Default, if any Borrower sells, leases, assigns, transfers, or otherwise disposes of any Collateral of any interest therein, other than the sale of Inventory in the ordinary course of business, the Borrowers will pay over the proceeds to the Lender for application to the Obligations.  The Borrowers will not transfer any part of their ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrowers may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  If the Borrowers transfer any Intellectual Property Rights for value, the Borrowers will pay over the proceeds to the Lender for application to the Obligations.  The Borrowers will not license any other Person to use any of the Borrowers’ Intellectual Property Rights, except that the Borrowers may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.19                                Consolidation and Merger; Asset Acquisitions.  No Borrower will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20                                Sale and Leaseback.  No Borrower will enter into any arrangement, directly or indirectly, with any other Person whereby such Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which such Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21                                Restrictions on Nature of Business.  The Borrowers will not engage in any line of business materially different from that presently engaged in by the Borrowers and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.22                                Accounting.  The Borrowers will not adopt any material change in accounting principles other than as required by GAAP.  The Borrowers will not adopt, permit or consent to any change in its fiscal year.

Section 6.23                                Discounts, etc.  After notice from the Lender, the Borrowers will not grant any discount, credit or allowance to any customer of any Borrower or accept any return of goods sold.  The Borrowers will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of any Borrower.

Section 6.24                                Plans.  Unless disclosed to the Lender pursuant to Section 5.12, no Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25                                Place of Business; Name.  No Borrower will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  The Borrowers will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  No Borrower will change its name or jurisdiction of organization.

Section 6.26                                Constituent Documents; S Corporation Status.  No Borrower will amend its Constituent Documents.  No Borrower will become an S Corporation.

Section 6.27                                Additional Bank Accounts.  No Borrower shall, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Collateral Account and the accounts set forth in Schedule 5.19 hereto.

Section 6.28                                Distribution of Loan Proceeds Amongst Borrowers.  With respect to each Advance made pursuant to the terms of this Agreement, each Borrower shall receive the necessary minimum percentage of the product of (a) the amount available to such Borrower based on its contribution to the Borrowing Base divided by the amount available to all Borrowers and (b) the amount of the Advance actually requested, such that after giving effect to the transactions contemplated hereunder, this Agreement or any Loan Document is not voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

Section 6.29                                Performance by the Lender.  If any Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives such Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrowers, the Borrowers hereby irrevocably appoint the Lender, or the Lender’s delegate, acting alone, as the Borrowers’ attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrowers under this Section 6.29.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1                                      Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)                                  Default in the payment of any Obligations when they become due and payable;

(b)                                 Default in the performance, or breach, of any covenant or agreement of (i) any Borrower contained in this Agreement or any other Loan Document or (ii) any Guarantor contained in any Loan Document;

(c)                                  A Change of Control shall occur;

(d)                                 Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(e)                                  Any Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or any Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower or such Guarantor, as the case may be; or any Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any such Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any Guarantor;

(f)                                    A petition shall be filed by or against any Borrower or any Guarantor under the United States Bankruptcy Code naming such Borrower or such Guarantor as debtor;

(g)                                 Any representation or warranty made by any Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by any Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

(h)                                 The rendering against any Borrower or any Guarantor of an arbitration award, final judgment, decree or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)                                     A default under any bond, debenture, note or other evidence of material indebtedness of any Borrower or any Guarantor owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(j)                                     Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to any Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on any Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of any Borrower to the Multiemployer Plan under Title IV of ERISA.

(k)                                  An event of default shall occur under any Security Document;

(l)                                     Any Borrower or guarantor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(m)                               Default in the payment of any amount owed by any Borrower to the Lender other than any indebtedness arising hereunder;

(n)                                 Any Guarantor or person signing a support agreement in favor of the Lender shall repudiate, purport to revoke or fail to perform its obligations under its Guaranty or support agreement in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(o)                                 Any Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on the Subordinated Indebtedness (as defined in the Subordination Agreement) that any Person was not entitled to receive under the provisions of the Subordination Agreement;

(p)                                 Any event or circumstance with respect to any Borrower or Guarantor shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by such Borrower or Guarantor under the Loan Documents is impaired or any material adverse change in the business or financial condition of any Borrower or Guarantor shall occur; or

(q)                                 Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur.

Section 7.2                                      Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)                                  the Lender may, by notice to the Administrative Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)                                 the Lender may, by notice to the Administrative Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers each hereby expressly waive;

(c)                                  the Lender may, without notice to the Borrowers and without further action, apply any and all money owing by the Lender to the Borrowers to the payment of the Obligations;

(d)                                 the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrowers each hereby expressly waive) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrowers will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)                                  the Lender may make demand upon the Borrowers (or any of them) and, forthwith upon such demand, such Borrower or Borrowers will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.18 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)                                    the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g)                                 the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.  If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3                                      Certain Notices.  If notice to the Borrowers of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE VIII

JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS

Section 8.1                                      Independent Obligations; Subrogation.  The Obligations of each Borrower hereunder are joint and several.  To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Lender against any Borrower or any Collateral which the Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged.  In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged.  Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

Section 8.2                                      Authority to Modify Obligations and Security.  Each Borrower authorizes the Lender, without notice or demand and without affecting any Borrowers’ liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers’ Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as the Lender, in its sole discretion, may determine; (d) deal with the other Borrowers as the Lender may elect; (e) in the Lender’s sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers’ Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as the Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to the Lender as it in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

Section 8.3                                      Waiver of Defenses.  Upon an Event of Default by any Borrower in respect of any Obligations, the Lender may, at its option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require the Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by the Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in the Lender’s power whatsoever.  A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

Section 8.4                                      Exercise of the Lender’s Rights.  Each Borrower hereby authorizes and empowers the Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which the Lender may have available to itself against the other Borrowers.

Section 8.5                                      Additional Waivers.  Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of the Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise.  The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations.  No exercise by the Lender of, and no omission of the Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of the Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against the Lender.  Each Borrower specifically agrees that the failure of the Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

Section 8.6                                      Additional Indebtedness .  Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower’s financial condition may deteriorate since the date hereof.  Each Borrower waives the right, if any, to require the Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers’ character, credit, Collateral, financial condition or other matters.  Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal.  The Lender need not inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed.  All Obligations of each Borrower to the Lender heretofore, now or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.

Section 8.7                                      Notices, Demands, Etc.  Except as expressly provided by this Agreement, the Lender shall not be under any obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against the Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

Section 8.8                                      Subordination.  Except as otherwise provided in this Section 8.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of the Lender, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder.  At the request of the Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to the Lender all or any part of such subordinated indebtedness and any amount so paid to the Lender at its request shall be applied to payment of the Obligations.  Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for the Lender and shall be paid over to the Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower’s liability under any of the provisions of this Agreement.  Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and the Lender shall be entitled to all of any such Borrower’s rights thereunder.  If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Lender, as such Borrower’s attorney-in-fact, is hereby authorized to do so in Borrowers’ name or, in the Lender’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, the Lender’s nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to the Lender all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled.  If the amount so paid is greater than any such Borrower’s liability hereunder, the Lender will pay the excess amount to the person entitled thereto.

Section 8.9                                      Revival.  If any payments of money or transfers of property made to the Lender by any Borrower should for any reason subsequently be declared to be, or in the

Lender’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and the Lender is required to repay or restore, or in the Lender’s counsel’s good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of the Lender related thereto, such Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to the Lender.

Section 8.10                                Understanding of Waivers.  Each Borrower warrants and agrees that the waivers set forth in this Article 8 are made with full knowledge of their significance and consequences.  If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 9.2                                      Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 9.3                                      Addresses for Notices; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.  All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210.  The Borrowers request that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Borrowers shall pay Lender the maximum amount allowed by law for responding to such requests.

Section 9.4                                      Intentionally Omitted.

Section 9.5                                      Further Documents.  The Borrowers will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrowers execute, deliver or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 9.6                                      Costs and Expenses.  Except for such costs, expenses, claims and related losses resulting from the gross negligence or intentional misconduct by the Lender or its employees, agents and assigns, the Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 9.7                                      Indemnity.  Except for such costs, expenses, claims and related losses resulting from the gross negligence or intentional misconduct by the Lender or its employees, agents and assigns, in addition to the payment of expenses pursuant to Section 9.6, the Borrowers shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)                                     any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)                                  any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(iii)                               any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrowers’ obligation under this Section 8.7 shall survive the termination of this Agreement and the discharge of any Borrower’s other obligations hereunder.

Section 9.8                                      Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 9.9                                      Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 9.10                                Retention of Borrower’s Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by any Borrower or in connection with the Loan Documents for more than four (4) months after receipt by the Lender.

Section 9.11                                Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  To the extent permitted by law, each Borrower waives and will not assert against any assignee any claims, defenses or set-offs which such Borrower could assert against the Lender.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  Without limiting the Lender’s right to share information regarding the Borrowers and their Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrowers and their Affiliates, and the Borrowers each waive any right of confidentiality it may have with respect to such exchange of such information.

Section 9.12                                Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.13                                Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.14                                Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or any Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Los Angeles County, California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 9.15                                SI as Agent for Borrowers.  Each Borrower hereby irrevocably appoints SI as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Lender with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Lender shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrowers as herein provided, (b) Lender’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to the Lender or any of its Affiliates under this Section 9.15 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender or Affiliate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SMTEK, Inc.	SMTEK, INC.
200 Science Drive
Moorpark, California 93021-2003	By	/s/ Kirk A. Waldron
Telecopier:		Name: Kirk A. Waldron
Attention: Kirk Waldron		Title: Senior VP and CFO

Jolt Technology, Inc.	JOLT TECHNOLOGY, INC.
200 Science Drive
Moorpark, California 93021-2003	By	/s/ Kirk A. Waldron
Telecopier:		Name: Kirk A. Waldron
Attention: Kirk Waldron		Title: Senior VP and CFO

SMTEK New England, Inc.	SMTEK NEW ENGLAND, INC.
200 Science Drive
Moorpark, California 93021-2003	By	/s/ Kirk A. Waldron
Telecopier:		Name: Kirk A. Waldron
Attention: Kirk Waldron		Title: Senior VP and CFO

SMTEK Santa Clara, Inc.	SMTEK SANTA CLARA, INC.
200 Science Drive
Moorpark, California 93021-2003	By	/s/ Kirk A. Waldron
Telecopier:		Name: Kirk A. Waldron
Attention: Kirk Waldron		Title: Senior VP and CFO

Technetics, Inc.	TECNHETICS, INC.
200 Science Drive
Moorpark, California 93021-2003	By	/s/ Kirk A. Waldron
Telecopier:		Name: Kirk A. Waldron
Attention: Kirk Waldron		Title: Senior VP and CFO

Wells Fargo Business Credit, Inc.	WELLS FARGO BUSINESS CREDIT, INC.
245 South Los Robles Avenue, Suite 700
Pasadena, California 91101	By	/s/ Jeffrey A. Heisinger
Telecopier: (626) 844-9063		Name: Jeffrey A. Heisinger
Attention: Portfolio Manager		Title: VP

Table of Exhibits and Schedules

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$10,000,000	Los Angeles, California
September 19, 2003

For value received, the undersigned, SMTEK, INC., a California corporation (“SI”), JOLT TECHNOLOGY, INC., a Delaware corporation (“Jolt”), SMTEK NEW ENGLAND, INC., a Massachusetts corporation (“SNEI”), SMTEK SANTA CLARA, INC., a California corporation (“SSCI”), and TECHNETICS, INC., a California corporation (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrowers under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note (this “Note”) is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the “Credit Agreement”) by and between the Lender and the Borrowers.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Revolving Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SMTEK, INC.

Name:
Title:

JOLT TECHNOLOGY, INC.

Name:
Title:

SMTEK NEW ENGLAND, INC.

Name:
Title:

SMTEK SANTA CLARA, INC.

Name:
Title:

TECHNETICS, INC.

Name:
Title:

Exhibit B to Credit and Security Agreement

TERM NOTE

$1,000,000	Los Angeles, California
September 19, 2003

For value received, the undersigned, SMTEK, INC., a California corporation (“SI”), JOLT TECHNOLOGY, INC., a Delaware corporation (“Jolt”), SMTEK NEW ENGLAND, INC., a Massachusetts corporation (“SNEI”), SMTEK SANTA CLARA, INC., a California corporation (“SSCI”), and TECHNETICS, INC., a California corporation (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Dollars ($1,000,000) or, if less, the aggregate unpaid principal amount of the Term Advance made by the Lender to the Borrowers under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Term Note (this “Note”) is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrowers.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SMTEK, INC.

Name:
Title:

JOLT TECHNOLOGY, INC.

Name:
Title:

SMTEK NEW ENGLAND, INC.

Name:
Title:

SMTEK SANTA CLARA, INC.

Name:
Title:

TECHNETICS, INC.

Name:
Title:

Exhibit C to Credit and Security Agreement

CAPEX NOTE

$1,000,000	Los Angeles, California
September 19, 2003

For value received, each of the undersigned, SMTEK, INC., a California corporation (“SI”), JOLT TECHNOLOGY, INC., a Delaware corporation (“Jolt”), SMTEK NEW ENGLAND, INC., a Massachusetts corporation (“SNEI”), SMTEK SANTA CLARA, INC., a California corporation (“SSCI”), and TECHNETICS, INC., a California corporation (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Dollars ($1,000,000) or, if less, the aggregate unpaid principal amount of all CapEx Advances made by the Lender to the Borrowers under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this CapEx Note (this “Note”) is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrowers.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the CapEx Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SMTEK, INC.

Name:
Title:

JOLT TECHNOLOGY, INC.

Name:
Title:

SMTEK NEW ENGLAND, INC.

Name:
Title:

SMTEK SANTA CLARA, INC.

Name:
Title:

TECHNETICS, INC.

Name:
Title:

C-2

Exhibit D to Credit and Security Agreement

Compliance Certificate

To:
Wells Fargo Business Credit, Inc.

Date:	, 200

Subject:

Financial Statements

In accordance with our Credit and Security Agreement dated as of September 19, 2003 (the “Credit Agreement”), attached are the financial statements of SMTEK, Inc (“SI”), Jolt Technology, Inc. (“Jolt”), SMTEK New England, Inc. (“SNEI”), SMTEK Santa Clara, Inc. (“SSCI”), and Technetics, Inc. (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”) as of and for                         , 20        (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrowers’ financial condition as of the date thereof.

Events of Default.  (Check one):

☐                                    The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐                                    The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto.  The Borrowers acknowledge that pursuant to Section 2.13(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants.  I further hereby certify as follows:

1.                                       Minimum Debt Service Coverage Ratio.  Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower’s Debt Service Coverage Ratio was          to 1.00 which ☐ satisfies ☐ does not satisfy the requirement that such ratio be no less than 1.20 to 1.00 on the Reporting Date.

2.                                       Minimum Book Net Worth.  Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date the Borrowers’ Book Net Worth was $                    which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                     as set forth in table below:

Period	Minimum Book Net Worth
July 2003	$300,000
August 2003	$400,000
September 2003	$1,200,000
October 2003	$1,050,000
November 2003	$1,050,000
December 2003	$1,350,000
January 2004	$1,200,000
February 2004	$1,200,000
March 2004	$1,765,000
April 2004	$1,615,000
May 2004	$1,615,000
June 2004 and every month thereafter	$2,255,000

3.                                       Minimum Net Income Before Taxes.  Pursuant to Section 6.2(c) of the Credit Agreement, the Borrowers’ year-to-date Net Income for the quarter ending on the Reporting Date, was $                       , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                          during such period as set forth in table below:

Period	Minimum Net Income
September 2003	$315,000
December 2003	$150,000
March 2004	$415,000
June 2004	$490,000
September 2004, and every quarter thereafter	$200,000

4.                                       Capital Expenditures.  Pursuant to Section 6.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrowers have expended or contracted to expend during the fiscal year ended                      , 200    , for Capital Expenditures, $                        in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $                    in the aggregate for such fiscal year.

C-2

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above.  These computations were made in accordance with GAAP.

SMTEK, INC.

Name:
Its Chief Financial Officer

JOLT TECHNOLOGY, INC.

Name:
Its Chief Financial Officer

SMTEK NEW ENGLAND, INC.

Name:
Its Chief Financial Officer

SMTEK SANTA CLARA, INC.

Name:
Its Chief Financial Officer

TECHNETICS, INC.

Name:
Its Chief Financial Officer

C-3

Exhibit E to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are legally described as follows:

200 Science Drive, Moorpark, CA  93021

PARCEL 8 OF PARCEL MAP NO. 3828, IN THE CITY OF MOORPARK, AS SHOWN ON A PARCEL MAP FILE IN BOOK 38, PAGES 1 THROUGH 5, INCLUSIVE OF PARCEL MAPS, AND AS AMENDED IN BOOK 38, PAGE 39 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDED OF SAID COUNTY.

3240 Scott Blvd., Santa Clara, CA  95054

ALL OF PARCEL 1, as shown on that certain map entitled “Parcel Map Lands of Envirotech Systems, Inc., being all of Pcl V as shown on Parcel Map Bk 331 of Maps, page 120, Santa Clara County, California” which map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on May 22, 1980 in Book 463 of Maps, page 42.

6801 NW 15th Avenue, Fort Lauderdale, FL  33309

East one-half (1/2) of the building known as 6801 NW 15 Avenue, Ft. Lauderdale, Florida.

274 Cedar Hill Road, Marlborough, MA  01752

PARCEL ONE

That certain parcel with the buildings thereon situated in Marlborough, Middlesex County, Massachusetts, bounded and described as follows beginning at the northwest corner of the premises on the southerly side of Cedar Hill Street and at land of the Commonwealth of Massachusetts Metropolitan District Commission, thence by the southerly side of said Cedar Hill Street.  Said described lot contains 5.42 acres and is shown as Lot No. 1 on a plan entitled “Plan of Land in Marlborough, Mass.” owned by: Mark S., Donald D. & Daniel Mordecai & Melvin B. Clayton.  Scale 1” = 40’, Dated: November 2, 1970.  Highland Land Surveyors, Inc., 29 Maple Street, Marlborough, Mass., filed with said Deeds as Plan No. 164 of 1971 in Book 11960, Page 657.

PARCEL TWO

A certain parcel of land in Marlborough, Massachusetts being Lot No. 2 as shown on a plan entitled “Plan of Land in Marlborough, Massachusetts owned by: Mark S., Donald D. & Daniel Mordecai & Melvin B. Clayton.  Scale 1” = 40’, Dated: November 2, 1970.  Highland Land Surveyors, Inc., 29 Maple Street, Marlborough, Massachusetts” recorded with Middlesex Registry of said Deeds Book 11960, Page 657 said Lot #2. containing 199,024 square feet or 4.57 acres as shown on said plan or however otherwise said plan may be bounded, measured or described.

2151 Anchor Court, Newbury Park, CA  91321

Tract No. 2963, as per the map thereof recorded in Book 79, Pages 61 and 62 of Maps, in the office of the County Recorder of Ventura County, CA, and Parcel Map No. 3395 as per Map filed in book 29, Pages 91 and 98 of Parcel maps in the office of said County Recorder.

13200 Danielson Street, Poway, CA  92064

Lots 96/97 of City of Poway Tract No. 85-04, Unit II, in the City of Poway, State of California, according to map therof no. 12572, filed in the office of the County Recorder of San Diego County, February 28, 1990, as Instrument No. 90-107515.

Exhibit F to Credit and Security Agreement

NOTICE OF BORROWING

                  ,

TO:	Wells Fargo Business Credit, Inc.

Telecopier:
Attention:

The undersigned refers to that certain Credit and Security Agreement dated as of September 19, 2003 (as amended or modified to date, the “Credit Agreement”) by and between SMTEK, Inc (“SI”), Jolt Technology, Inc. (“Jolt”), SMTEK New England, Inc. (“SNEI”), SMTEK Santa Clara, Inc. (“SSCI”), Technetics, Inc. (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”) and Wells Fargo Business Credit, Inc.  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.2(b) of the Credit Agreement, the undersigned hereby requests or confirms Borrowers’ request for an Advance on the date, of the type(s) and in the amount(s) specified below.

Amount of Advance	Type of Advance	Date of Borrowing	Interest Period (LIBO Rate Advances Only)

$

SMTEK, INC.

Name:
Title:

Exhibit G to Credit and Security Agreement

NOTICE OF CONVERSION TO LIBO RATE ADVANCES

                   ,

TO:	Wells Fargo Business Credit, Inc.

Telecopier:
Attention:

The undersigned refers to that certain Credit and Security Agreement dated as of September  19, 2003 (as amended or modified to date, the “Credit Agreement”) by and between SMTEK, Inc (“SI”), Jolt Technology, Inc. (“Jolt”), SMTEK New England, Inc. (“SNEI”), SMTEK Santa Clara, Inc. (“SSCI”), Technetics, Inc. (“Technetics”) (SI, Jolt, SNEI, SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”) and Wells Fargo Business Credit, Inc.  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.3(a) of the Credit Agreement, the undersigned hereby requests or confirms Borrowers’ request that Floating Rate Advances in the aggregate amounts specified below be converted to LIBO Rate Advances on the date(s) and for the Interest Period(s) specified below.

Amount of Floating Rate Advances To Be Converted	Date of Conversion	Interest Period

$

SMTEK, INC.

Name:
Title:

Exhibit H to Credit and Security Agreement

NOTICE TO CONTINUE LIBO RATE ADVANCE

               ,

TO:	Wells Fargo Business Credit, Inc.

Telecopier:
Attention:

The undersigned refers to that certain Credit and Security Agreement dated as of September 19, 2003 (as amended or modified to date, the “Credit Agreement”) by and between SMTEK, Inc (“SI”), Jolt Technology, Inc. (“Jolt”), SMTEK New England, Inc. (“SNEI”), SMTEK Santa Clara, Inc. (“SSCI”), Technetics, Inc. (“Technetics”) (SI, Jolt, SNEI,  SSCI, and Technetics are each referred to herein as a “Borrower” and collectively as the “Borrowers”) and Wells Fargo Business Credit, Inc.  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.3(b) of the Credit Agreement, the undersigned hereby requests or confirms Borrowers’ request that LIBO Rate Advances in the aggregate amount(s) specified below be renewed on the date(s) and for the Interest Period(s) specified below.

Amount of LIBO Rate Advances to be Renewed	Date of Expiring Interest Period	New Interest Period

$

SMTEK, INC.

Name:
Title:

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business,
and Locations of Collateral

Trade Names

SMTEK Moorpark, SMTEK San Diego, SMTEK Fort Lauderdale

Chief Executive Office/Principal Place of Business

200 Science Drive

Moorpark, California 93021-2003

Other Inventory and Equipment Locations

3240 Scott Blvd., Santa Clara, CA  95054

274 Cedar Hill Road, Marlborough, MA  01752

6801 NW 15th Avenue, Fort Lauderdale, FL  33309

Schedule 5.2 to Credit and Security Agreement

Capitalization and Organizational Chart

Holder	Type of Rights/Stock	No. of shares (after exercise of all rights to acquire shares)	Percent interest on a fully diluted basis
SMTEK International, Inc.	SMTEK, Inc. Common Stock	250,000	100%
SMTEK International, Inc.	Jolt Technology, Inc. Common Stock	1,000	100%
SMTEK International, Inc.	Technetics, Inc. Common Stock	198,200	100%
SMTEK International, Inc.	SMTEK Santa Clara, Inc. Common Stock	100	100%
SMTEK International, Inc.	SMTEK New England, Inc. Common Stock	100	100%
SMTEK International, Inc.	SMTEK International Thailand Ltd. Common Stock	4,999,992	99.9%
SMTEK International, Inc.	DDL Europe Ltd. Common Stock		100%

Organizational chart showing the ownership structure of all Subsidiaries of the Borrower is attached.

Schedule 5.5  to Credit and Security Agreement

Subsidiaries

SMTEK, Inc. (aka SMTEK Moorpark)

SMTEK Santa Clara, Inc.

SMTEK New England, Inc.

Jolt Technology, Inc. (aka SMTEK Fort Lauderdale)

SMTEK International Thailand Ltd.

DDL Europe Ltd.

Schedule 5.7 to Credit and Security Agreement

Litigation

None.

Schedule 5.11 to Credit and Security Agreement

Intellectual Property Disclosures

MARK	APP./REG. NO.
SMTEK INTERNATIONAL	75-597,996
S and Design	2,394,814
SMTEK Stylized Letters	75-542,361
SMTEK SURFACE MOUNT TECHNOLOGY-SEMICUSTOM VLSI Stylized Letters	74-163,799
SMTEK Stylized Letters	74-163,798
SMTEK and Design	50,178
SMTEK Stylized Letters	31,008

TITLE of PATENT	APP./PAT. NO.
METHOD OF MANUFACTURING DIODES; PRODUCE DIODES IN LARGE NUMBERS USING MACHINERY SO THAT EACH DIODE IS THE SAME AND CAN BE SOLD CHEAPLY.	6159771

Schedule 5.14 to Credit and Security Agreement

Environmental Matters

Since the early 1990s, we continue to be involved in certain remediation and investigative studies regarding soil and groundwater contamination at the site of a former printed circuit board manufacturing plant in Anaheim, California.  One of our former subsidiaries, Aeroscientific Corp., leased the Anaheim facility.  Under the terms of a cost sharing agreement entered into several years ago, the remaining remediation costs are currently being shared on a 50-50 basis with the landlord.  There is no environmental insurance coverage for this remediation.  At June 30, 2003, we had a reserve of $422,000 for future remediation costs.  Management, based in part on consultations with outside environmental engineers and scientists, believes that this reserve is adequate to cover its share of future remediation costs at this site.  However, the future actual remediation costs could differ significantly from the estimates.  Further, our portion could potentially exceed the amount of our reserve.  Our liability for remediation in excess of our reserve could have a material adverse impact on our business, financial condition and results of operations.

Schedule 5.19 to Credit and Security Agreement

Bank Accounts

Citizens Bank Comercial Checking Account number xxxxxx-xxx-x

Citizens Bank Commercial Checking Account number xxxxxx-xxx-x

Bank of America Business Checking Account number xxxx xxxx xxxx

Comerica Bank Account numbers

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

xxxx-xxxxx-x

Schedule 6.3 to Credit and Security Agreement

Permitted Liens

OFFICE/AGENCY SEARCHED	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
California Secretary of State	The CIT Group/Equipment Financing, Inc.	94066754 04/13/94 (UCC-1) Continuation Statement filed 02/22/99	Specific property

California Secretary of State	The CIT Group/Equipment Financing, Inc.	94131225 06/28/94 (UCC-1) Continuation Statement filed 04/23/99	Specific property

California Secretary of State	The CIT Group/Equipment Financing, Inc.	94144723 07/15/94 (UCC-1) Continuation Statement filed 06/28/99	Specific property

California Secretary of State	General Electric Capital Corporation	9612960624 05/07/96 (UCC-1) Continuation Statement filed 02/09/01	Specific property

California Secretary of State	SAFECO Credit Company, Inc.	9815960731 06/04/98 (UCC-1) Continuation Statement filed 01/03/03	Specific property

OFFICE/AGENCY SEARCHED	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
California Secretary of State	Copelco Capital, Inc.	9908860796 05/19/99 (UCC-1)	Leased property

California Secretary of State	Copelco Capital, Inc.	9924461065 08/20/99 (UCC-1)	Leased property

California Secretary of State	Copelco Capital, Inc.	9924560023 08/20/99 (UCC-1)	Leased property

California Secretary of State	Copelco Capital, Inc.	0028860047 10/03/00 (UCC-1)	Leased property

California Secretary of State	SAFECO Credit Company, Inc.	0105160466 02/13/01 (UCC-1)	Specific property

California Secretary of State	Citicorp Vendor Finance, Inc.	0108860152 03/23/01 (UCC-1)	Leased property

California Secretary of State	SAFECO Credit Company, Inc.	0120660317 07/23/01 (UCC-1)	Specific property

California Secretary of State	General Electric Capital Corporation as agent for SAGE Capital Corporation	0129060203 10/15/01 (UCC-1)	Specific property

Ventura County Clerk Recorder	General Electric Capital Corporation	96-066235 05/16/96 (UCC-1) Continuation Statement filed 02/12/01	Fixture Filing (specific equipment)

OFFICE/AGENCY SEARCHED	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
Ventura County Clerk Recorder	SAFECO Credit Company, Inc.	98-092983 06/10/98 (UCC-1) Continuation Statement filed 01/06/03	Fixture Filing (specific equipment)

Ventura County Clerk Recorder	SAFECO Credit Company, Inc.	2001-0028472 02/15/01 (UCC-1)	Fixture Filing (specific equipment)

Ventura County Clerk Recorder	SAFECO Credit Company, Inc.	2001-0161017 08/15/01 (UCC-1)	Fixture Filing (specific equipment)

Ventura County Clerk Recorder	SAFECO Credit Company, Inc.	2001-0161018 08/15/01 (UCC-1)	Fixture Filing (specific equipment)

California Secretary of State	M&I First National Leasing Corp.	9526560041 09/15/95 (UCC-1) Continuation Statement filed 05/30/00	Specific property

California Secretary of State	M&I First National Leasing Corp.	9530661259 10/31/95 (UCC-1) Continuation Statement filed 06/22/00	Specific property

California Secretary of State	Copelco Capital, Inc.	0026660745 09/15/00 (UCC-1)	Leased property

California Secretary of State	Copelco Capital, Inc.	0028860051 10/03/00 (UCC-1)	Leased property

OFFICE/AGENCY SEARCHED	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
California Secretary of State	SAFECO Credit Company, Inc.	0103360354 01/26/01 (UCC-1)	Specific property

California Secretary of State	General Electric Corporation as agent for SAGE Capital Corporation	0128860820 10/12/01 (UCC-1)	Specific property

San Diego County Recorder	M&I First National Leasing Corp.	1995-0410203 09/14/95 (UCC-1) Continuation Statement filed 06/06/00	Fixture Filing (specific equipment)

San Diego County Recorder	SAFECO Credit Company, Inc.	2001-0088957 02/15/01 (UCC-1)	Fixture Filing (specific equipment)

Delaware Secretary of State	TEAC AMERICA, INC.	21350374 05/31/02 (UCC-1)	Specific listed property

Delaware Secretary of State	TTI, INC.	21660590 06/06/02 (UCC-1)	Specific listed property

Delaware Secretary of State	AVNET, INC.	30442502 09/26/01 (UCC-1)	All electronic components pursuant to those certain agreements between secured party and debtor

Delaware Secretary of State	ARROW ELECTRONICS, INC.	30669849 03/18/03 (UCC-1)	Those products stored in the in-plant store facility and those products sold be secured party to debtor pursuant to that in-plant store agreement dated March 1, 2003

California Secretary of State	III, Inc.	0215860127 06/06/02 (UCC-1)	Specific property

OFFICE/AGENCY SEARCHED	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION

California Secretary of State	General Electric Capital Corporation	9612960624 05/07/97 (UCC-1) Continuation Statement filed 02/09/01	Specific property

Schedule 6.4 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Permitted Indebtedness and Guaranties

Indebtedness

Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

Data-Design Laboratories, Inc. 8-1/2% Convertible Subordinated Debentures	$1,060,000	August 1, 2008	N/A	N/A

Obligations to former employees, directors and officers	$90,335	Immediately due	N/A	N/A

Internal Revenue Service	$2,375,000	June 2008	$44,697.69	N/A

Ford Motor Credit		February 2004	$739.00	Truck

GMAC		April 2004	$865.00	Chevy Van

All operating leases deemed not indebtedness pursuant to section 6.4 of the Credit Agreement.

Guaranties

Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty

SMTEK International, Inc.	Rental payments aggregating approximately $3.7 million plus related lease expenses under lease agreement on property at 13200 Danielson Street, Poway, CA	Pomerado Leasing No. 8 LP

SMTEK International, Inc.	Rental payments aggregating approximately $3.2 million plus related lease expenses under lease agreement on property at 274 Cedar Hill Road, Marlborough, MA	Cedar Marlboro Realty Corporation